Exhibit 10.33

November 27, 2006

Joseph Cornely

8 Cumston Street

Boston, MA 02118

Dear Joseph:

This letter is to set forth the terms of your voluntary resignation from Casual Male Retail Group, Inc. (“CMRG”).

1. Your last day of work with CMRG will be January 2, 2007. Your salary and benefits will cease as of that date. On your last day, you will receive payment for any accrued, unused vacation as of January 2, 2007. You will receive, under separate cover, information regarding your right to continue health insurance coverage under the provisions of COBRA.

2. In consideration of the promises made by you in this agreement and in the event you sign this agreement, do not revoke your acceptance within seven (7) days following your execution of this letter and execute the release attached hereto as Exhibit A on or after January 2, 2007:

(a) CMRG agrees to provide you a severance payment, in the amount of $72,735.60, which represents twelve (12) weeks of pay, to be paid in bi-weekly installments in accordance with the company’s regular and customary payroll practices. Applicable state and federal taxes and other employee withholdings will be deducted from the payment. The severance payments will begin on the first payroll date in January 2007, which is at least ten (10) days after the expiration of the revocation period set forth in paragraph 5

(b) CMRG also agrees to provide you with a lump sum payment of $100,000.00 as a retention incentive to remain in your position through January 2, 2007. This payment, minus applicable state and federal taxes and other employee withholding, will be made on the first CMRG payroll date in January 2007, which is at least ten (10) days after the expiration of the revocation period set forth in paragraph 5;

(c) CMRG agrees to provide employment confirmation. Please direct requests for confirmation to: Walter Sprague, Senior Vice President Human Resources.

(d) You shall return all company property, such as your identification cards, computer equipment, company records, etc. on your last day of active employment; provided, however, that CMRG will not object to you retaining your cell phone account telephone number with you being responsible for all charges incurred after January 2, 2007.

3. In consideration of the payments to be made by CMRG to you as set forth in paragraph two (2) above and the promises contained in this letter, you voluntarily and of your own free will agree to release, forever discharge and hold harmless CMRG, its subsidiaries and affiliates, its present or former officers, directors, trustees, employees, agents or successors or assigns (“CMRG”) from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. Section 623, et seq., the Fair Labor Standards Act, 29 U.S.C. Section 201, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001, et seq., the Civil Rights Act of 1866, 29 U.S.C. Section 1981, et seq., the Rehabilitation Act of 1973, 29 U.S.C. Section 701, et seq., the Americans With Disabilities Act, the Civil Rights Act of 1991, the Massachusetts Wage and Hour Laws, G.L. c. 151, the Massachusetts Law Against Discrimination, G.L. c. 151B, the Massachusetts Equal Rights Act, G.L. c. 93, the Massachusetts Civil Rights Act, G.L. c.12, the Massachusetts privacy statute, G.L. c. 214, Section 1B, or any other federal, state or local human rights, civil rights, wage-hour, pension or labor laws, rules and/or regulations, public policy, contract or tort laws, or any claim for misrepresentation, defamation or invasion of privacy, or otherwise. You affirm that you have no known workplace injuries or occupational diseases and that you have not been denied any leave under the Family and Medical Leave Act. By signing this letter neither party is indicating an admission of any wrongdoing.

Provided, however, that this section does not, is not intended to, and shall not be interpreted as a release or waiver by you with respect to (a) any claim for vested benefits to which you may be entitled under any retirement and welfare and benefit plans in which you participate; (b) any claims or rights to indemnification and defense arising out of your employment with the Company, whether under law, agreement, Articles of Incorporation, By-laws, Directors and Officers Liability policies, or otherwise; (c) any claims and rights under the terms of or to enforce this Agreement.

4. (a) You agree not do disclose any confidential information regarding CMRG, and all subsidiaries, including but not limited to: the business, the financial condition of the business, strategic plans and initiatives, associates, including names and contact information of associates, locations and performance of stores and any proprietary information regarding the business or operations of CMRG including any and all subsidiaries. You agree not to make disparaging, critical, or otherwise detrimental comments to any person or entity concerning CMRG, it officers, directors, trustees, employees; the services or programs provided or to be provided by CMRG; the business affairs of the financial condition of CMRG; or the circumstances surrounding the employment and/or separation of employment from CMRG. CMRG, its Board of Directors and its senior management agree not to make disparaging, critical, or otherwise detrimental comments to any person or entity concerning you.

(b) You agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the existence or substance of this letter, except to your spouse, domestic partner, financial advisor or attorney. This includes, but is not limited to, present or former employees of CMRG and other members of the public. CMRG agrees to consider your suggestions on the form of announcement of your departure although the decision on the form of announcement remains with CMRG.

(c) Nothing in this letter is intended to preclude you from cooperating with any appropriate federal, state or local government agency in any investigation. Further, nothing herein is intended to preclude you from filing a complaint and/or charge with any appropriate federal, state, or local government agency. However, you shall not be entitled to receive any relief, recovery, or monies in connection with any complaint or charge, without regard as to who brought any said complaint or charge.

(d) You agree, subject to your availability and advance written notice, to reasonably cooperate with any reasonable request of CMRG, to the extent possible, to participate in the preparation for, response to, prosecution of and/or defense of any pending, actual or threatened litigation involving CMRG. CMRG agrees to reimburse you for your time, based upon your current annual base compensation converted to an hourly rate of one hundred fifty one dollars and fifty three cents ($151.53) and all reasonable expenses you incur as a result of this section.

5. For a period of twelve (12) weeks (the “Non Competitive Period”) commencing on the termination date, you agree not to directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principle, trustee, corporate officer, director, licensor, or in any capacity whatsoever, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with any affiliates, in any geographic area in the United States of America and Puerto Rico where, at the time of the termination of your employment hereunder, the business of CMRG and specifically Casual Male XL or any of such subsidiaries and affiliates was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that you may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. In addition, you shall not, during the Non-Competitive Period, directly or indirectly, request or cause any suppliers or customers with whom CMRG and specifically Casual Male XL or any of its subsidiaries and affiliates has a business relationship to cancel or terminate any such business relationship with CMRG or subsidiaries or affiliates and specifically Casual Male XL or any of its subsidiaries and affiliates. Finally, you agree that you will not for a period of eighteen (18) months, solicit, hire, interfere with or entice from CMRG or subsidiaries or affiliates and specifically Casual Male XL any employee or former employee of CMRG.

6. You may revoke this separation agreement and release for a period of seven (7) days following your execution of this letter. This letter shall not become effective or enforceable until the revocation period has expired. Any revocation within this period must be submitted, in writing, to CMRG and must state, “I hereby revoke my acceptance of the letter agreement and release.” The revocation must be personally delivered to Walter Sprague, Senior

Vice President, Human Resources, or mailed to him at Casual Male Retail Group, Inc 555 Turnpike Street, Canton, Massachusetts 02021 and postmarked within seven (7) days of your execution of this letter. You are advised to consult with an attorney and you acknowledge you have had the opportunity to do so. You will be provided with twenty-one (21) days to consider the meaning and effect of this letter agreement and general release. You agree that any modifications, material or otherwise, made to this agreement and general release do not restart or affect in any manner the original 21-day consideration period.

7. This letter and general release sets forth the complete agreement between the parties and supersedes any and all other agreements and understandings, whether oral or written, including any Severance Compensation Agreement between you and Casual Male Corp. It may not be modified, altered or changed except upon signed written consent of both parties and will be construed and applied in accordance with the laws of Massachusetts. By signing this letter, you acknowledge that it waives any and all claims that you have or could possibly have against CMRG in connection with your employment.

CMRG would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Sincerely,

/s/ Walter E. Sprague
Walter E. Sprague	Date
Senior Vice President - Human Resources Casual Male Retail Group, Inc.

I acknowledge that I have been afforded an opportunity of twenty-one (21) days to consider the terms and conditions of this letter agreement, that I have been given ample opportunity to consult with an attorney or advisor of my choosing, that I have been advised by CMRG to consult with an attorney prior to signing this letter agreement, and that I knowingly and voluntarily agree to and accept the terms outlined in this letter without reservation.

/s/ Joseph Cornely
Joseph Cornely	Date

Exhibit A

GENERAL RELEASE

In consideration of the promises made in the Letter Agreement and Release dated September 24, 2006, between Casual Mail Retail Group Inc. (“CMRG”) and Joseph Cornely, you voluntarily and of your own free will agree to release, forever discharge and hold harmless CMRG, its subsidiaries and affiliates, its present or former officers, directors, trustees, employees, agents or successors or assigns (“CMRG”) from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. Section 623, et seq., the Fair Labor Standards Act, 29 U.S.C. Section 201, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001, et seq., the Civil Rights Act of 1866, 29 U.S.C. Section 1981, et seq., the Rehabilitation Act of 1973, 29 U.S.C. Section 701, et seq., the Americans With Disabilities Act, the Civil Rights Act of 1991, the Massachusetts Wage and Hour Laws, G.L. c. 151, the Massachusetts Law Against Discrimination, G.L. c. 151B, the Massachusetts Equal Rights Act, G.L. c. 93, the Massachusetts Civil Rights Act, G.L. c.12, the Massachusetts privacy statute, G.L. c. 214, Section 1B, or any other federal, state or local human rights, civil rights, wage-hour, pension or labor laws, rules and/or regulations, public policy, contract or tort laws, or any claim for misrepresentation, defamation or invasion of privacy, or otherwise. You affirm that you have no known workplace injuries or occupational diseases and that you have not been denied any leave under the Family and Medical Leave Act. By signing this letter neither party is indicating an admission of any wrongdoing. Provided, however,, that this section does not, is not intended to, and shall not be interpreted as a release or waiver by you with respect to (a) any claim for vested benefits to which you may be entitled under any retirement and welfare and benefit plans in which you participate; (b) any claims or rights to indemnification and defense arising out of your employment with the Company, whether under law, agreement, Articles of Incorporation, By-laws, Directors and Officers Liability policies, or otherwise; (c) any claims and rights under the terms of or to enforce this Agreement.

You will be afforded twenty one (21) days to consider the meaning and effect of this General Release. You are advised to consult with an attorney. You agree that any modifications, material or otherwise, made to this General Release do not restart of affect in any manner the original twenty-one (21) day consideration period.

You may revoke this General Release for a period of seven (7) calendar days following the day you execute this agreement. Any revocation within this period must be submitted in writing to CMRG and state, “I hereby revoke my acceptance of the letter agreement and release.” The revocation must be personally delivered to Walter Sprague, Senior Vice President, Human Resources, or mailed to him at Casual Male Retail Group, Inc 555 Turnpike Street, Canton, Massachusetts 02021 and postmarked within seven (7) days of your execution of this letter. This release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday or legal holiday in Massachusetts, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

/s/ Joseph Cornely
Date	JOSEPH CORNELY